Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement on Form N-2 (No. 333-178516) of Horizon Technology Finance Corporation of our reports dated March 13, 2012, relating to our audits of the consolidated financial statements and internal control over financial reporting, of Horizon Technology Finance Corporation and Subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and “Selected Consolidated Financial and Other Data” in such Prospectus.

/s/    McGladrey & Pullen, LLP

New Haven, Connecticut

April 19, 2012